As filed with the Securities and Exchange Commission on March 31, 2014

Registration No. 333-184896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No.1

To

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pactera Technology International Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Building C-4, No. 66 Xixiaokou Road

Haidian District, Beijing 100192

The People's Republic of China

+86 (10) 5987-5000

(Address of Principal Executive Offices) (Zip Code)

HiSoft Technology International Limited 2011 Equity Incentive Plan, as amended

VanceInfo Technologies Inc. 2005 Stock Plan

VanceInfo Technologies Inc. 2007 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017, United States

(Name and address of agent for service)

(212) 750 6474

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Pactera Technology International Ltd. (“Pactera” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2012, File No. 333-184896 (the “Registration Statement”), with respect to common shares of the Registrant, par value $0.00139482 per share (the “Common Shares”), thereby registered for offer or sale pursuant to the HiSoft Technology International Limited 2011 Equity Incentive Plan, as amended, which has been renamed as Pactera Technology International Ltd Share Incentive Plan, VanceInfo Technologies Inc. 2005 Stock Plan and VanceInfo Technologies Inc. 2007 Share Incentive Plan (the “Plans”) of the Registrant. A total of 10,336,421 Common Shares were initially registered for issuance under the Registration Statement.

BCP (Singapore) VI Cayman Merger Co. Ltd. (“Merger Sub”), the Registrant and certain other parties thereto entered into an Agreement and Plan of Merger (the “Merger Agreement”) on October 17, 2013. On March 6, 2014, at an extraordinary general meeting, the shareholders of the Registrant voted to authorize and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (as defined below). On March 26, 2014, Pactera and Merger Sub filed a plan of merger with the Cayman Islands Companies Registrar which became effective as of March 27, 2014 (the “Effective Time”), pursuant to which Merger Sub was merged with and into Pactera, with Pactera continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Common Shares pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, all of the Common Shares registered under the Registration Statement that remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on March 31 , 2014.

Pactera Technology International Ltd.

By: /s/ Tiak Koon Loh

Name: Tiak Koon Loh

Title: Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tiak Koon Loh	Chief Executive Officer, Pactera Technology International Ltd.	March 31 , 2014
Name: Tiak Koon Loh	(principal executive officer)

/s/ Helena Chen	Interim Chief Financial Officer, Pactera Technology International Ltd.	March 31 , 2014
Name: Helena Chen	(principal financial and accounting officer)

/s/ Eddy Huang	Director	March 31 , 2014
Name: Eddy Huang /s/ Timothy Lee Janke	Director	March 31 , 2014
Name: Timothy Lee Janke	Director	March 31 , 2014
Name: Susannah Gael Lindenfield

/s/ Amy Segler	Authorized U.S. Representative	March 31 , 2014
Name: Amy Segler
Title: Service of Process Officer Law Debenture Corporate Services Inc.

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